                                                                   Exhibit 10.1



                               NORTEL NETWORKS CORPORATION
                               NORTEL NETWORKS LIMITED
                               8200 DIXIE ROAD SUITE 100
                               BRAMPTON ON  L6T 5P6  CANADA

         EXECUTIVE OFFICES

                               PRIVATE
                               -------

                               June 22, 2001


                               Mr. Lynton R. Wilson
                               483 Bay Street
                               Floor 7, North Tower
                               Toronto, Ontario
                               M5G 2E1

                               Dear Red:

                               In furtherance of your recent appointment as non-executive Chairman of the Board of Nortel Networks Corporation (NNC) and Nortel Networks Limited (NNL) on April 26, 2001 and as approved by the Boards of Directors on May 24, 2001, I am pleased to set out the terms of your remuneration. In accordance with the general by-laws of NNC and NNL, your position as non-executive Chairman is subject to an annual appointment by the Boards of Directors of NNC and NNL at the Board of Directors' organizational meetings immediately following the annual shareholders meetings.

                               During the term of your tenure as Chairman of the Board and in compensation for your performance of the duties of Chairman, NNC and NNL will each pay you, in addition to the fees and retainers received as a Director of NNC and NNL, a fee of US$15,000 per month commencing on May 1, 2001. You will be reimbursed for all reasonable travel, living and entertainment expenses incurred by you in the performance of your duties as Chairman of the Board of NNC and NNL.

                               In addition, as further compensation for your performance of the duties of Chairman, the NNC Board of Directors confirmed the grant to you on May 24, 2001 of 30,000 stock options under the NNC 2000 Stock Option Plan. An instrument evidencing the terms and conditions of your option grant will be provided to you separately.

                               In your role as Chairman, you will be made aware, through meetings with senior officers and materials sent to you, of ongoing corporate activities which will include confidential information not in the public domain. As a result, it is a requirement that you maintain such information confidential during the term of your tenure as Chairman of the Board of NNC and NNL and for a reasonable period after you cease to be Chairman. From time to time, you may also come into possession of material non-public information which will restrict your ability to trade in shares of NNC and NNL.

                               If you find the terms outlined above agreeable, would you please evidence your acceptance and agreement by signing the duplicate copy of this letter and returning it to Deborah Noble, Corporate Secretary of Nortel Networks Corporation and Nortel Networks Limited.

                               Yours very truly,

                               "L. Y. Fortier"

                               L. Y. Fortier
                               Chairman
                               Committee on Directors

                               Nortel Networks Corporation
                               Director
                               Nortel Networks Limited

                               Accepted and Agreed:




                               "L.R. Wilson"
                               _______________________

                               L.R. Wilson